UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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ViewPoint Financial Group, Inc.
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April 14, 2014

Dear Fellow Shareholder:

You are cordially invited to attend the annual meeting of shareholders of ViewPoint Financial Group, Inc. The meeting will be held on Monday, May 19, 2014, at 4:00 PM local time, in the Dallas Room on the 3rd Floor of ViewPoint Bank's offices located at 1201 W. 15th Street, Plano, Texas.

The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and proxy statement. In addition, we will report on our progress during the past year and entertain your comments and questions.

Included with this proxy statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2013. We encourage you to read the Form 10-K. It includes information on our operations, products and services, as well as our audited financial statements.

We encourage you to attend the meeting in person. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope or vote electronically via the Internet or telephone. See “How do I vote?” in the proxy statement for more details. Your prompt response will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting. Returning the proxy or voting electronically does NOT deprive you of your right to attend the meeting and to vote your shares in person for matters being acted upon at the meeting.

Please note that on the enclosed proxy card you have the option to enroll in our Electronic Access Program, which would give you electronic access to our future annual reports and proxy statements in lieu of mail delivery. By agreeing to get these materials via the Internet, you are helping to conserve the environment and cut postage and printing costs.

Your Board of Directors and management are committed to the success of ViewPoint Financial Group, Inc. and the enhancement of your investment. As Chairman of the Board, I want to express my appreciation for your confidence and support.

Very truly yours,

James B. McCarley
Chairman of the Board

VIEWPOINT FINANCIAL GROUP, INC.
1309 W. 15th STREET
PLANO, TEXAS 75075
(972) 578-5000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 19, 2014

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of ViewPoint Financial Group, Inc. will be held as follows:

TIME	4:00 PM local time Monday, May 19, 2014
PLACE	ViewPoint Bank 3rd Floor - Dallas Room 1201 W. 15th Street Plano, Texas
ITEMS OF BUSINESS
(1) The election of two directors of ViewPoint Financial Group, Inc.
(2) Shareholder advisory vote as to the compensation of ViewPoint Financial Group, Inc.'s executives.
(3) The ratification of the appointment of Ernst & Young LLP as ViewPoint Financial Group, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2014.

RECORD DATE	Holders of record of ViewPoint Financial Group, Inc. common stock at the close of business on March 28, 2014, are entitled to vote at the annual meeting or any adjournment or postponement thereof.
PROXY VOTING
It is important that your shares be represented and voted at the annual meeting. You can vote your shares by completing and returning the enclosed proxy card. Registered shareholders, that is, shareholders who hold their stock in their own name, can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. Regardless of the number of shares you own, your vote is very important. Please act today.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2014:This Notice of Annual Meeting and ViewPoint Financial Group, Inc.'s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2013 are available on the Internet at http://www.vpfgproxy.com.

BY ORDER OF THE BOARD OF DIRECTORS

James B. McCarley
Chairman of the Board
Plano, Texas
April 14, 2014

VIEWPOINT FINANCIAL GROUP, INC.
1309 W. 15th Street
Plano, Texas 75075
(972) 578-5000

PROXY STATEMENT

INTRODUCTION

The ViewPoint Financial Group, Inc. Board of Directors is using this proxy statement to solicit proxies from the holders of common stock of ViewPoint Financial Group, Inc. for use at ViewPoint Financial Group, Inc.'s upcoming annual meeting of shareholders. The annual meeting of shareholders will be held on Monday, May 19, 2014 at 4:00 PM, in the Dallas Room on the 3rd Floor of ViewPoint Bank's offices located at 1201 W. 15th Street, Plano, Texas.

At the meeting, shareholders will be asked to vote on three proposals, which are set forth in the accompanying Notice of Annual Meeting of Shareholders and are described in more detail below. Shareholders also will consider any other matters that may properly come before the meeting, although the Board of Directors knows of no other business to be presented. ViewPoint Financial Group, Inc. is referred to in this proxy statement from time to time as "ViewPoint Financial" or the "Company." Certain of the information in this proxy statement relates to ViewPoint Bank, National Association, the wholly owned subsidiary of the Company (the "Bank").

By submitting your proxy, either by executing and returning the enclosed proxy card or by voting electronically via the Internet or by telephone, you authorize the Company's Board of Directors to represent you and vote your shares at the meeting in accordance with your instructions. The Board of Directors also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting. This proxy statement and the accompanying materials are being mailed to shareholders on or about April 14, 2014.

Your proxy vote is important. Whether or not you plan to attend the meeting, please submit your proxy promptly either in the enclosed envelope, via the Internet or by telephone.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will be asked to vote on the following proposals:

Proposal 1.	Election of two directors of the Company;
Proposal 2.	Shareholder advisory vote as to the compensation of the Company's executives; and
Proposal 3.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.

Shareholders also will transact any other business that may properly come before the meeting. Members of our management team will be present at the meeting to respond to appropriate questions from shareholders.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote “FOR” the election of the director nominees named in this proxy statement, “FOR” the advisory vote on executive compensation and “FOR” the ratification of the appointment of Ernst & Young LLP.

Who is entitled to vote?

The record date for the meeting is March 28, 2014. Only shareholders of record at the close of business on that date are entitled to receive notice of, and to vote at, the meeting. The only class of stock entitled to be voted at the meeting is ViewPoint Financial common stock. Each outstanding share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date there were 39,946,560 shares of common stock outstanding.

What if my shares are held in “street name” by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.

What if my shares are held in the Company's employee stock ownership plan?

We maintain an employee stock ownership plan which owns approximately 6.6% of the Company's common stock. Employees of the Company and the Bank participate in the employee stock ownership plan. Each participant instructs the trustee of the plan how to vote the shares of common stock allocated to his or her account under the employee stock ownership plan. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote the participant's shares in accordance with the instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the annual meeting, or in the event the participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock that is allocated to his or her employee stock ownership plan account, the trustee will vote the shares “FOR” each of the proposals set forth in this proxy statement. The trustee will vote the shares of ViewPoint Financial common stock held in the employee stock ownership plan but not allocated to any participant's account in the same proportion as directed by the participants who directed the trustee as to the manner of voting their allocated shares in the employee stock ownership plan with respect to each proposal.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of at least one-third of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the shareholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

How do I vote?

1. You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions.

2. You may vote by telephone. If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote by telephone by following the instructions included with the proxy card. If you vote by telephone, you do not have to mail in your proxy card.

3. You may vote on the internet. If you are a registered shareholder, that is, if you hold your stock in your own name, you may vote on the Internet by following the instructions included with the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

4. You may vote in person at the meeting. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of ViewPoint Financial common stock on March 28, 2014, the record date for voting at the annual meeting.

Can I vote by telephone or on the Internet if I am not a registered shareholder?

If your shares are held in “street name” by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the Internet.

Can I change my vote after I submit my proxy?

If you are a registered shareholder, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

•signing another proxy with a later date;
•voting by telephone or on the Internet-your latest telephone or Internet vote will be counted;
•giving written notice of the revocation of your proxy to the Secretary of the Company prior to the
•annual meeting; or
•voting in person at the annual meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your nominee to change those instructions.

What if I do not specify how my shares are to be voted?

If you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:

•FOR the election of the director nominees to the Company's Board of Directors;
•FOR the advisory vote on executive compensation; and
•FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.

Will any other business be conducted at the annual meeting?

The Board of Directors knows of no other business that will be conducted at the meeting. If any other proposal properly comes before the shareholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to approve the proposals?

Directors are elected by a plurality of the votes cast, which means that the director nominees who receive the highest number of votes for the positions to be filled will be elected. The advisory vote on executive compensation and the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants require the affirmative vote of the majority of votes cast on the matter.

How will withheld votes and abstentions be treated?

If you withhold authority to vote for the director nominees or if you abstain from voting on any of the other proposals, your shares will still be included for purposes of determining whether a quorum is present. Abstentions will not be counted in determining the number of shares necessary for approval of the advisory vote on executive compensation or for the ratification of the appointment of the Company's independent auditors and will, therefore, reduce the absolute number, but not the percentage of the affirmative votes required for the approval of each of these proposals.

How will broker non-votes be treated?

Shares treated as broker non-votes on one or more proposals will be included for purposes of calculating the presence of a quorum. Otherwise, shares represented by broker non-votes will be treated as shares not entitled to vote on a proposal. Consequently, any broker non-votes will have the following effects:

Proposal 1.	Broker non-votes will have no effect on the election of directors.
Proposals 2 and 3
Broker non-votes will not be counted in determining the number of shares necessary for approval of the advisory vote on executive compensation or for the ratification of the appointment of the Company's independent auditors and will, therefore, reduce the absolute number, but not the percentage, of the affirmative votes required for the approval of each of these proposals.

STOCK OWNERSHIP

The following table presents information regarding the beneficial ownership of ViewPoint Financial Group, Inc. common stock, as of March 28, 2014, by:

•	Shareholders known by management to beneficially own more than five percent of the outstanding common stock of ViewPoint Financial Group, Inc.;

•	each of our directors and director nominees for election;

•	each of our executive officers named in the “Summary Compensation Table” appearing in the "Compensation of Executive Officers" section of this proxy statement; and

•	all of the executive officers, directors and director nominees as a group.

The persons named in the following table have sole voting and investment powers for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table. The address of each of the beneficial owners, except where otherwise indicated, is the same address as that of the Company. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of the Company. Beneficial ownership is determined in accordance with the rules of the SEC. As of March 28, 2014, there were 39,946,560 shares of ViewPoint Financial Group, Inc. common stock outstanding.

Name of Beneficial Owner	Beneficial Ownership		Percentage of Common Stock Outstanding
5% and Greater Shareholders:
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,826,691	[1]	7.1%
Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158	2,748,148	[2]	6.9
Keeley Asset Management Corp. and John L. Keeley, Jr. 111 West Jackson Boulevard, Suite 810 Chicago, IL 60604	2,718,402	[3]	6.8
Trust for Employee Stock Ownership Plan Portion of ViewPoint Bank 401(k) Employee Stock Ownership Plan	2,647,487	[4]	6.6
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,308,126	[5]	5.8
Directors, Director nominees and Named Executive Officers:
James B. McCarley, Chairman of the Board	81,201	[6,7]	*
Anthony J. LeVecchio, Vice Chairman of the Board	73,490	[6]	*
Bruce W. Hunt, Director	265,805	[6,8]	*
James Brian McCall, Director/Director Nominee	62,844	[6]	*
Karen H. O'Shea, Director/Director Nominee	84,965	[6,9]	*
V. Keith Sockwell, Director	41,270	[6,7,10]	*
Kevin J. Hanigan, President, CEO and Director	163,747	[6]	*
Charles D. Eikenberg, EVP, Community Banking	62,328	[6]	*
Scott A. Almy, EVP, Chief Risk Officer & General Counsel	62,687	[6]	*
Thomas S. Swiley, EVP, Chief Lending Officer	67,347	[6]	*
Kari J. Anderson, SVP, Chief Accounting Officer and Interim Principal Financial Officer	16,402	[6]	*
Pathie E. McKee, former EVP and CFO	60,913	[6,11]	*
Directors, director nominees and executive officers of the Company as a group (12 persons)	1,042,999	[12]	2.6
1 As reported by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on January 31, 2014, which reported sole voting power with respect to 2,678,983 shares beneficially owned and sole dispositive power with respect to 2,826,691 shares beneficially owned.
2 As reported by Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC, and Neuberger Berman Equity Funds in a Schedule 13G filed with the SEC on February 12, 2014, which reported shared voting power with respect to 2,736,648 shares beneficially owned and shared dispositive power with respect to 2,748,148 shares beneficially owned.
3 As reported by Keeley Asset Management Corp. and John L. Keeley, Jr. in a Schedule 13G/A filed with the SEC on February 7, 2014, which reported sole voting power with respect to 2,550,152 shares beneficially owned and sole dispositive power with respect to 2,714,572 shares beneficially owned by Keeley Asset Management Corp. John L. Keeley, Jr. reported no voting or dispositive power over 3,830 shares.
4 As reported by the Trust for the Employee Stock Ownership Plan Portion of ViewPoint Bank 401(k) Employee Stock Ownership Plan in a Schedule 13G/A filed with the SEC on February 7, 2014, which reported shared voting and dispositive power with respect to all shares beneficially owned.
5 As reported by The Vanguard Group in a Schedule 13G filed with the SEC on February 12, 2014, which reported sole voting power with respect to 57,996 shares beneficially owned, sole dispositive power with respect to 2,253,230 shares beneficially owned, and shared dispositive power with respect to 54,896 shares beneficially owned.
6 Includes restricted stock, stock options and Employee Stock Ownership ("ESOP") shares awarded to the individuals referenced under shareholder approved equity incentive plans, as follows. Individuals have sole voting but no dispositive power over restricted stock and ESOP shares and have no voting or dispositive power over stock options. Stock options are currently exercisable or will become exercisable within 60 days after March 28, 2014.

	Restricted Stock	ESOP	Stock Options
James B. McCarley	8,500	—	1,500
Anthony J. LeVecchio	28,500	—	7,500
Bruce W. Hunt	28,500	—	7,500
James Brian McCall	28,500	—	7,500
Karen H. O'Shea	28,500	—	7,500
V. Keith Sockwell	8,500	—	1,500
Kevin J. Hanigan	87,334	1,843	24,000
Charles D. Eikenberg	43,067	1,528	10,000
Scott A. Almy	43,067	535	10,000
Thomas S. Swiley	43,067	547	10,000
Kari J. Anderson	—	6,902	9,080
Pathie E. McKee	—	12,412	—
7 Messrs. McCarley and Sockwell will retire effective as of the Company's 2014 annual meeting of shareholders on May 19, 2014.
8 Includes 1,105 shares owned by Mr. Hunt's spouse and 205,715 shares held in trusts for which Mr. Hunt is the trustee.
9 Includes 10,771 shares held by Ms. O'Shea's spouse.
10 Includes 12,760 shares owned by Mr. Sockwell's spouse.
11 Ms. McKee resigned from the Company on July 31, 2013. Prior to her resignation, she served as EVP/CFO.
12 Includes shares held directly, as well as shares held by and jointly with certain family members, shares held in retirement accounts, shares held by trusts of which the individual or group member is a trustee or substantial beneficiary, or shares held in another fiduciary capacity with respect to which shares the individual or group member may be deemed to have sole or shared voting and/or investment powers.

PROPOSAL 1 - ELECTION OF DIRECTORS
The Company's Board of Directors is currently composed of seven members, each of whom is also a director of the Bank. One-third of the directors are elected annually. Directors of the Company are elected to serve for a three-year term or until their respective successors are elected and qualified.
Effective May 19, 2014, the date of the Company's annual meeting of shareholders, directors James B. McCarley and V. Keith Sockwell will retire from the Board of Directors of the Company and the size of the Company's board of directors will reduce to five. Messrs. McCarley and Sockwell also will retire as directors of the Bank, effective May 19, 2014. The Board of Directors wishes to thank Messrs. McCarley and Sockwell for their dedicated service to the Company and the Bank.

On November 25, 2013, the Company entered into a definitive agreement (the "Agreement") to acquire LegacyTexas Group, Inc. (“LegacyTexas”), pursuant to which LegacyTexas will be merged with and into the Company (the "Merger"). The transaction is expected to close during the second quarter of 2014 (but following the Company's annual meeting of shareholders), subject to customary closing conditions, including receipt of required regulatory approvals and approval of the Agreement by the shareholders of LegacyTexas. In accordance with the terms of the Agreement, simultaneously with the closing of the transaction, two LegacyTexas directors will be appointed to the Board of Directors of the Company and its wholly owned bank subsidiary. At such time, the size of the Company's board will be expanded to seven members to accommodate the appointment of the two LegacyTexas directors. The Agreement provides that George Fisk, Chief Executive Officer and Vice Chairman of LegacyTexas, and Greg Wilkinson, a board member of LegacyTexas, will join the Company's board of directors.

The following table sets forth certain information regarding the composition of the Company's Board of Directors, including each director's term of office. The Board of Directors, acting on the recommendation of the Governance and Nominating Committee, has recommended and approved the nomination of James Brian McCall and Karen H. O’Shea to serve as directors for a term of three years to expire at the annual meeting of shareholders to be held in 2017. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the authority to vote for the nominees is withheld) will be voted at the annual meeting “FOR” the election of these director nominees. If the nominees are unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee(s) as the Board of Directors, acting on the recommendations of the Governance and Nominating Committee, may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve if elected. Except as disclosed in this proxy statement, there are no arrangements or understandings between the nominees and any other person pursuant to which the nominees were selected.

Name	Age	Position(s) Held in the Company	Director Since	Term of Office to Expire
Nominees
James Brian McCall, Ph.D.	55	Director	2009	2017
Karen H. O’Shea	63	Director	1998	2017

Directors Remaining in Office
Kevin J. Hanigan	57	Director, President and CEO	2012	2015
Anthony J. LeVecchio	67	Vice Chairman of the Board	2006	2015
Bruce W. Hunt	56	Director	2012	2016
James B. McCarley [1]	70	Chairman of the Board	1992	2014
V. Keith Sockwell [1]	71	Director	1987	2015
1 To retire effective as of the May 19, 2014 annual meeting of shareholders

The business experience for at least the past five years of each director, director nominee and persons chosen to become directors is set forth below.

James Brian McCall, Ph.D. Brian McCall has served on the Board of Directors of the Company since 2011 and of the Bank since 2009. McCall is Chairman of the Legislative, ALCO, and Enterprise Risk Committees and is a member of the Audit Committee. McCall is chancellor of the Texas State University System, the oldest and third-largest university system in Texas, comprising eight institutions with more than 80,000 students and 15,000 faculty and staff. He previously served in the Texas House of Representatives, first elected in 1991 to represent the areas of North Dallas, Frisco, Allen, and Plano. As a representative, McCall served as chairman of the House Calendars Committee and as a member of the Higher Education Committee. Texas Monthly named him one of the "10 Best" legislators of the 2009 session. McCall was President of Westminster Capital Corporation, an investment firm focused on acquisitions primarily in software and technology. A long-time civic and community volunteer, McCall is founder and chairman of the board of The Empowerment Project, a non-profit organization which has sent more than $10 million worth of math and science books to disadvantaged schools in the Republic of South Africa, and helped construct a library in Vietnam through the Libraries of Love organization. McCall's management and legislative expertise, as well as his civic and community involvement, give him a broad range of experience and knowledge which he draws upon for service on our Board and his assigned committees.
Karen H. O'Shea. Ms. O'Shea has served on the Board of Directors of the Company (including its predecessor entity) since its inception in 2006 and of the Bank (including its predecessor entity) since 1998. Ms. O'Shea chairs the Compensation Committee and is also a member of the Governance and Nominating, Enterprise Risk and Executive Committees. Prior to her retirement in 2008, she was Vice President of Communications and Public Relations for Lennox International Inc., a NYSE-listed manufacturer of heating and air conditioning equipment. During her 25 years at Lennox, Ms. O'Shea's responsibilities included media relations, corporate communications, investor relations and human resources, including compensation and employee development. Prior to her tenure at Lennox, she was a teacher, an owner and manager of a retail business, and an editor for a major Texas metropolitan newspaper. She also served on the Board of Directors of Richardson Regional Medical Center for eight years, including a term as Vice-Chairman. Ms. O'Shea's expertise in corporate communications for a NYSE-listed company and her experience in human resources, employee development and compensation, as well as her experience on the boards of both a large regional medical institution and a publicly traded financial institution, give her a broad range of experience she draws upon for her service on our board and her assigned committees.
Kevin J. Hanigan. Mr. Hanigan is a Director and Chief Executive Officer of the Company and the Bank, positions he has held since the completion of the Highlands Bank acquisition with and into the Company in April 2012. Prior to joining the Company, Mr. Hanigan was the Chairman and Chief Executive Officer of Highlands Bank, serving in those roles since 2010. Prior to joining Highlands Bank, Mr. Hanigan was employed by Guaranty Bank starting in 1996, serving in numerous capacities including Chief Lending Officer, Executive in charge of Retail Banking, and finally as Chairman and Chief Executive Officer of Guaranty Bank and its parent company, Guaranty Financial Group, Inc., which filed for bankruptcy in 2009. Mr. Hanigan began his career with Bank of the Southwest in Houston in June 1980. Mr. Hanigan earned his undergraduate degree and Master of Business Administration from Arizona State University. With more than 30 years of experience working in the banking industry in Texas and serving as chief executive officer of several institutions, Mr. Hanigan brings outstanding leadership skills and a deep understanding of the local banking market and issues facing the banking industry.

Anthony J. LeVecchio. Mr. LeVecchio joined the Board of Directors of the Company (including its predecessor entity) and the Bank in September 2006. Mr. LeVecchio serves as Chairman of the Audit Committee and is also a member of the Compensation, Executive, Enterprise Risk and Lending Committees. Mr. LeVecchio is President and Principal of The James Group, Inc., a Plano, Texas-based consulting group that focuses on providing executive support to businesses throughout the United States. Prior to founding The James Group, Mr. LeVecchio served as Senior Vice President and Chief Financial Officer of VHA Southwest Inc., a regional health care system comprised of not-for-profit hospitals in Texas. Before VHA Southwest, Mr. LeVecchio served in various senior financial management capacities with Phillips Information Systems, Exxon Office Systems and Xerox Corporation. Mr. LeVecchio currently serves on the boards of directors of Ascendant Solutions (a privately-owned value-oriented investment firm based in Dallas) and UniPixel (a publicly traded technology company based in The Woodlands, Texas). Mr. LeVecchio also served on the boards of directors of DG Fast Channel (a publicly traded technology company based in Dallas, Texas) until July 2011and Microtune, Inc. (a former publicly traded radio frequency silicon and systems company based in Plano, Texas) until November 2010. Mr. LeVecchio, who serves as our audit committee financial expert, holds a Bachelor of Economics and an M.B.A. in Finance from Rollins College where he serves on the Board of Trustees. Mr. LeVecchio is a lecturing professor for financial statement analysis classes in the undergraduate and MBA programs at the University of Texas, Dallas. His broad experience serving on the boards of publicly traded companies, together with his expertise and extensive experience in accounting and finance and his sharp focus on the financial efficiency and profitability of the institution, have contributed significantly to our efforts since he joined the Board in 2006.
Bruce W. Hunt. Mr. Hunt joined the Board of Directors of the Company and of the Bank in 2012, following completion of the merger of Highlands Bancshares, Inc. with and into the Company. Mr. Hunt is President of Petro-Hunt, L.L.C., an independent oil and gas production company headquartered in Dallas, Texas. Mr. Hunt is a graduate of the University of Texas with a BBA in Petroleum Land Management. He currently serves on the Board of Directors of Hornbeck Offshore Services, Inc. (NYSE: HOS) and is the independent lead director for that company. Mr. Hunt is active in a number of industry and professional organizations such as the American Petroleum Institute (API), Independent Producers Association of America (IPAA), National Ocean Industries Association (NOIA), and All-American Wildcatters. Mr. Hunt serves on the Board of Trustees at Texas Christian University (TCU) and is a past member of the International Board of Visitors at TCU's Neeley School of Business. Mr. Hunt is an experienced business leader. The depth and breadth of his general business knowledge, coupled with the experience he has gained as a director of Highlands Bancshares and as the lead independent director for another publicly held company makes Mr. Hunt a valuable addition to the Board.

James B. McCarley. Mr. McCarley has served on the Board of Directors of the Company (including its predecessor entity) since its inception in 2006 and of the Bank (including its predecessor entity) since 1992. He has served as Chairman of the Board since 1999. Mr. McCarley serves as Chairman of the Executive Committee and is also a member of the Compensation, Legislative and Governance and Nominating Committees. Since January 1996, Mr. McCarley has served as President of James McCarley Consultants, a governmental affairs consulting company. He served as Executive Director of the Dallas Regional Mobility Coalition (DRMC) on a contract basis from 1996 until his retirement in 2007. DRMC is a voluntary coalition of five counties and 27 cities in the Texas Department of Transportation Dallas District that promotes mobility issues, projects and programs for transportation improvements. During his service with the DRMC, he served as interim Executive Director of the North Texas Tollway Authority, a Regional Tollway Authority comprised of four counties in North Texas. His service there included responsibility for development of Tollway facilities through public revenue bond funding for various projects over $2 billion and operation of the Regional Agency. From February 1987 through January 1996, Mr. McCarley served as the Assistant City Manager-Director of Public Safety for the City of Plano, Texas. During a portion of his service with the City of Plano he had oversight of the Finance Department and Tax Department along with Budget Planning and Audit. Prior to 1987, Mr. McCarley spent 23 years in law enforcement, including serving nearly 11 years as the Chief of Police for the City of Plano, Texas. Mr. McCarley was also a founding director of and equity investor in the Town and Country Savings and Loan (State Chartered) in McKinney and served on the Loan Committee of that entity prior to its sale to another institution in the early eighties.
With 29 years of combined experience serving on the boards of directors of two different financial institutions, 20 years of senior executive experience with public entities and 14 years as the owner-operator of a successful legislative relations business, Mr. McCarley has a diverse and well-rounded background for his role as Chairman of the Board of Directors. Additionally, his personal and professional relationships with a litany of local, state and federal elected officials, and his extensive network of professional contacts within our business area, have regularly proven to be valuable to the Bank.
V. Keith Sockwell. Mr. Sockwell has served on the Board of Directors of the Company (including its predecessor entity) since its inception in 2006 and of the Bank (including its predecessor entity) since 1987. Mr. Sockwell serves as Chairman of the Governance and Nominating Committee and is also a member of the Legislative, Executive, Compensation and Audit Committees. He served as the President and CEO of Cambridge Strategics until July 2011. He retired in March 2013 as a partner of N2 Learning LLC, a consulting firm located in Plano, Texas. Mr. Sockwell retired after 40 years in public education where he served as Deputy Superintendent of the Plano Independent School District and Superintendent of the Northwest Independent School District. He is a member of the Texas Association of School Administrators. He served on the Executive Committees for the Texas School

Coalition and the Fast Growth Coalition of Texas Public Schools and also served as a director on the State Board of Educator Certification. Mr. Sockwell's years of executive management with large public educational organizations provided him extensive experience in budgeting, financial management and human resources that prove valuable in his role as a board member. In addition, his 23 years of service on our Board of Directors gives him an important historical perspective on our business.

The business experience for at least the past five years of George Fisk and Greg Wilkinson, who will be appointed to the Company's Board of Directors in accordance with the terms of the Agreement with LegacyTexas, is set forth below.

George A. Fisk, age 65, has served as Chief Executive Officer and Vice Chairman of LegacyTexas since 2004. Between 2001 and 2004, Mr. Fisk served as partner at McGladrey and Pullen, an independent accounting and consulting firm. Prior to that, Mr. Fisk served as a shareholder of Fisk & Robinson, P.C., which merged with McGladrey and Pullen in 2001. He has worked in the financial services sector for more than 40 years. He currently serves as a board member of the Independent Bankers Financial Corporation, the Freeman Companies and Jesuit College Preparatory School Foundation. He is a member of the Chief Executives Round Table. He is a former director of the Federal Reserve Bank of Dallas and former advisory board member of College of Business of the University of North Texas and the Texas Tech University Graduate School of Banking. Mr. Fisk holds a B.A. in government from Texas Tech University, and an M.B.A. in banking and finance from the University of North Texas. Mr. Fisk is a Certified Public Accountant.

Greg Wilkinson, age 67, has served on the Board of Directors of LegacyTexas since 2007. Mr. Wilkinson has served in various capacities at Hill & Wilkinson General Contractors since 1985, where he is currently Co-Chairman. Prior to that, he served as the Vice President and General Manager of the regional division of a worldwide general contractor. He has over 40 years experience in the construction industry. Mr. Wilkinson serves on the Board of Directors of the National Center for Policy Analysis, and is a member of the Salesmanship Club of Dallas. He is a past Board member of The Real Estate Council (TREC) and Circle Ten Council of Boy Scouts of America and serves on the YMCA of Metropolitan Dallas Properties Committee. Mr. Wilkinson earned a B.S. in Mechanical Engineering from Southern Methodist University, and completed advanced management education programs at both Southern Methodist University and Penn State University.

Other than with respect to Mr. Fisk and Mr. Wilkinson, there are no arrangements or understandings between the Company and any person pursuant to which such person has been or will be elected as a director.

COMPENSATION OF EXECUTIVE OFFICERS
Company Performance Summary
The Company enjoyed another milestone year in 2013, making significant progress towards its goal of becoming a premier core-funded, commercially-oriented community bank. We announced the largest acquisition in Company history, added to our roster of talented and experienced commercial bankers, continued our earning asset diversification plan, with commercial interest income now accounting for 52% of earning asset revenue - up from 16% in 2007, and improved deposit gathering and retention performance. Below are some highlights from 2013:

•	Merger with LegacyTexas announced November 2013; the merger will result in us being one of the largest independent banks in the state of Texas, with 51 branches and pro forma assets of over $5 billion

•	Continued execution of commercial banking strategy with commercial loan portfolio growing 39.3% to a total of $1.6 billion

•	Successfully formed a new energy lending group in May 2013, increasing to $166.5 million at December 31, 2013

•	Net interest margin expanded to 3.71% for the year compared to 3.61% for 2012

•	Non-performing assets of $22.6 million, or 0.64% of total assets, at December 31, 2013, represents lowest level in nine quarters

•	Increased the quarterly cash dividend of $0.12 per share in both the third and fourth quarters of 2013, up 20% from the $0.10 per share declared for the four prior quarterly dividends periods
The Objectives of our Executive Compensation Program
Our Compensation Committee is responsible for establishing and administering our policies governing the compensation for our named executive officers ("NEOs"). NEOs consist of the chief executive officer, chief financial officer and the other three most highly-compensated executive officers. The Compensation Committee is composed entirely of independent directors as defined by NASDAQ listing requirements.
Our executive compensation programs are designed to achieve the following objectives:

•	Ensure mutual understanding of key business strategies and goals by executives and Board members;

•	Focus executives on the achievement of annual and long-range results;

•	Promote and build teamwork, aligning team and individual efforts toward accomplishing key business priorities;

•	Reward outstanding short- and long-term performance by providing competitive incentive awards consistent with actual results;

•	Align executive with shareholder interests through stock ownership;

•	Ensure focus on share value appreciation, while providing a balanced view of performance and rewards with the time horizon of risk.
The Compensation Committee approves the compensation of our NEOs and annually analyzes our chief executive officer's performance to determine his base salary and bonus award payout. Annual performance reviews and any other information that the Compensation Committee may deem relevant are considered by the Compensation Committee when making decisions on setting base salaries and award plan targets and payments for our NEOs. When making decisions on setting base salary and award plan targets and payments for new NEOs, the Compensation Committee considers the importance of the position to the Company, the past salary history of the executive officer and future contributions to be made by the executive officer. The Compensation Committee modifies (as appropriate) and seeks advice from the compensation consultants, who are selected by the Compensation Committee.
Compensation Philosophy
The goal of our compensation philosophy is to attract and retain executives with the ability and experience necessary to lead us and deliver strong performance. We strive to provide a total compensation package that is competitive with total compensation provided by industry peer groups.
Our compensation package consists of three main components: base salary, short-term incentives ("STI"), and long-term incentives ("LTI"). We generally target base salaries to be at or near the 50th percentile of our peer group for each position, adjusted for marketplace demands, needs of our organization, individual experience and competitive market data surveys. The STI is a cash award, based on our performance compared to company goals and an individual performance assessment. The LTI, which is an equity based incentive, rewards executives for driving long-term, sustained performance, aligns executives with shareholder interests through stock ownership and ensures focus on share value appreciation, while providing a balanced view of performance and rewards with the time horizon of risk.

The 2013 total compensation package was determined by the Compensation Committee using our peer group information, which was reviewed and updated with the assistance of Pearl Meyer & Partners (“PM&P”). The following selection criteria was utilized: (1) similar in size to the Company ($1.8B to $7.2B total assets; approximately $3.6B median total assets), (2) locations in the Midwest and Southwest states, generally, and (3) established commercial banks with similar business models. The selection process eliminated companies outside of approximately 0.5 times to 2 times the Company's asset size, banks outside the region and breadth of operations due to different business challenges, and banks with unique business models or too large/small market caps that exhibit different financial performance characteristics and, accordingly, different compensation programs. Based on these criteria, the companies selected for the 2013 peer group are set forth below. We may also use other publicly traded banks in our market area as a reference point to measure our performance. The Compensation Committee reviews the peer group annually to ensure continued appropriateness.

Company Name	Trading Symbol	State
Park National Corporation	PRK	OH
First Financial Bancorp	FFBC	OH
BancFirst Corporation	BANF	OK
Chemical Financial Corporation	CHFC	MI
National Bank Holdings Corporation	NBHC	CO
Heartland Financial USA, Inc.	HTLF	IA
1st Source Corporation	SRCE	IN
First Financial Bankshares, Inc.	FFIN	TX
First Merchants Corporation	FRME	IN
Great Southern Bancorp, Inc.	GSBC	MO
Home BancShares, Inc.	HOMB	AR
Bank of the Ozarks, Inc.	OZRK	AR
Community Trust Bancorp, Inc.	CTBI	KY
First Busey Corporation	BUSE	IL
Republic Bancorp, Inc.	RBCAA	KY
Simmons First National Corporation	SFNC	AR
Southside Bancshares, Inc.	SBSI	TX
Lakeland Financial Corporation	LKFN	IN
First Financial Corporation	THFF	IN
CoBiz Financial Inc.	COBZ	CO
Southwest Bancorp, Inc.	OKSB	OK
S.Y. Bancorp, Inc.	SYBT	KY

Compensation Governance Programs
Our executive compensation programs and principles are based on a strong pay for performance philosophy and a commitment to balanced performance metrics and sound governance.
Stock Ownership Guidelines. The Company’s stock ownership guidelines require that NEOs and Board members have a significant stake in the Company's results and share value through holding a suitable amount of Company common stock. The requirement aligns the interests of our executives and Board with the interests of our shareholders. For purposes of the stock ownership guidelines, stock ownership includes:

•	All shares owned, but excluding stock options and unvested shares of restricted stock or restricted stock units;

•	Shares held in trust where the NEO or Board member retains beneficial ownership; and

•	Any shares accumulated through employee benefit plans.

The stock ownership guidelines are summarized below.

Level	Guideline
President and CEO	3.0 times base salary
Other NEOs	2.0 times base salary
Board members	10,000 shares

NEOs and Board members have five years from the date they join the Company or the date they are promoted into a covered position to be in compliance with the stock ownership guidelines. Compliance with these guidelines is reviewed annually.

Shareholder “Say on Pay”. We are required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) to include a non-binding, advisory, “say on pay” vote in our annual meeting proxy statement at least once every three years and at least once every six years a non-binding, advisory vote on the frequency of future say-on-pay votes. In 2011, shareholders voted on the frequency of future say-on-pay votes, with the most votes cast in favor of a frequency of every year. Our Board of Directors determined, in light of those results, that the Company will include a say-on-pay vote in its annual meeting proxy materials every year until the next required frequency vote is held. See “Proposal II - Advisory Vote on Executive Compensation.” At our 2013 annual meeting of shareholders, over 98% of the shares voted were in support of the compensation of the NEOs. Accordingly, the Board of Directors has continued to apply the same principles and philosophy it has used in prior years in determining executive compensation and will continue to consider shareholder feedback when determining executive compensation.

Clawback. Our Board adopted a policy related to the recoupment of compensation that provides that following an accounting restatement due to material noncompliance with any financial reporting requirements under securities laws, the Company must seek repayment from any current or former executive officer of any incentive-based compensation paid during the three-year period preceding the date that the Company is required to prepare the accounting restatement that was based on the erroneous data. The clawback is calculated as the excess amount paid on the basis of the restated results. This recoupment policy is in addition to the clawback provisions of the Sarbanes-Oxley Act of 2002 and any shareholder-approved equity incentive plan.

Roles of the Compensation Committee, Compensation Consultant and Management. The Compensation Committee is comprised solely of independent directors and is responsible for determining the compensation of our NEOs. The Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant's fees and all other terms of the engagement. The Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation. The Committee has direct access to and meets periodically with the compensation consultant independently of management.

The Compensation Committee receives assistance from independent consulting firms. PM&P was engaged by and served as the independent consulting firm to the Compensation Committee for 2013. The engagement partner assigned as PM&P’s liaison to the Compensation Committee transferred in 2014 to Meridian Compensation Partners, LLP (“Meridian”). Beginning in 2014 Meridian will serve as the independent consulting firm to the Compensation Committee. Neither PM&P nor Meridian provide any additional service to the Company beyond those provided to the Compensation Committee. The Compensation Committee has reviewed and concluded that both PM&P and Meridian are independent consulting firms, based on the independence factors enumerated by the SEC and by NASDAQ with regards to compensation advisor independence.  The Compensation Committee will continue to monitor this compliance on an ongoing basis. Although the Compensation Committee makes independent decisions on all matters related to compensation of the NEOs, certain members of management may be requested to attend or provide input to the Compensation Committee. Management's input ensures the Compensation Committee has the information and perspective it needs to carry out its duties. The Compensation Committee meets regularly in executive session without management present.

Our Executive Compensation Programs
Overall, our executive compensation programs are designed to be consistent with the objectives and principles set forth above and include:
•Base salary
•STI (cash awards) and discretionary bonuses
•LTI (equity awards)
Base Salary. Base salaries are intended to provide fixed compensation related to each executive's role. As discussed in "Compensation Philosophy," 2013 base salaries are targeted to be at or near the 50th percentile of our peer group for each position, adjusted for marketplace demands, needs of our organization, an individual's experience and overall relationship to competitive market data surveys.
Salaries for the NEOs are typically reviewed in the first quarter during the annual performance review process. Adjustments to base salary, if any, are made based on individual performance and market competitiveness while maintaining fixed costs at an appropriate level. On occasion, factors such as promotion, change in job duties, performance and market competitiveness may support an adjustment outside of the annual performance review. The Compensation Committee independently establishes the base salary for the CEO, and the CEO makes recommendations to the Compensation Committee for salary adjustments for the other NEOs.
For the CEO's base salary in 2013, the Compensation Committee reviewed Mr. Hanigan's experience and performance, and determined to adjust his base salary upward to approximately the 65th percentile, which was verified against the peer group. A similar increase was approved for other NEOs. On recommendation by the CEO, the Compensation Committee approved a “team approach” to base salaries for Non-CEO NEOs summarized below. The current base salary for each NEO is provided below. The actual compensation amounts earned by, or paid to, the NEOs during 2013 are disclosed in the "2013 Summary Compensation Table".

Name	2014	2013	% Increase
Kevin J. Hanigan	$549,450	$535,000	2.7%
Kari J. Anderson [1]	195,150	190,000	2.7
Pathie E. McKee [2]	—	270,000	—
Charles D. Eikenberg	277,300	270,000	2.7
Scott A. Almy	277,300	270,000	2.7
Thomas S. Swiley	277,300	270,000	2.7
1 Ms. Anderson was appointed to the position of Chief Accounting Officer and Interim Principal Financial Officer on July 31, 2013, following the resignation of Ms. McKee as the Company's Chief Financial Officer. In connection with Ms. Anderson's promotion, her annual base salary was adjusted $30,660 to $190,000 for her additional responsibilities as principal accounting officer and she received an additional $6,000 per month for her service as interim principal financial officer.
2 Ms. McKee's resigned as Chief Financial Officer of the Company effective July 31, 2013, and was retained by the Company as a consultant through the end of 2013 in order to ensure an orderly transition of her duties.
STI. In 2013, the Compensation Committee approved a new Executive Incentive Plan (“2013 EIP”) which is designed to provide variable compensation based on achievement of annual corporate and individual performance results. The plan focuses on the financial measures that are critical to the Company's growth and profitability. Each participant has a target award (expressed as a percentage of base earnings) and range that defines their incentive opportunity. Actual awards are assessed at the end of the performance year and can vary from 0% to 170% of target incentive opportunity.

	2013 Annual Incentive Targets
Role	Below Threshold	Threshold (50%)	Target (100%)	Maximum (170%)
CEO	0%	25%	50%	85%
Executive VPs	0	20	40	68

The threshold "gate" for participation in the 2013 EIP was 85% of budgeted net income. Once the gate is achieved, the plan is "turned on" and payouts are then determined based on performance against four defined performance measures. The four performance goals were 1) net interest margin, 2) efficiency ratio, 3) return on assets and 4) non-performing assets to average total assets (please see table below). Performance of these metrics is measured on a relative basis against the SNL Small Cap U.S. Banks Index, excluding non-exchange traded banks (e.g. OTCBB, Pink Sheet). In addition to the performance measures relative to the SNL Small Cap U.S. Bank Index, a portion of the incentive will reflect an assessment of accomplishments towards the strategic plan of the Company relating to three core initiatives: increasing household penetration, shifting the Bank's asset mix and deposit growth.

Performance Measures	Performance Goals
	Threshold	Target	Stretch	Weight
Net interest margin	35th Percentile	50th Percentile	75th Percentile	20%
Efficiency Ratio				20
Return on assets				20
NPAs/Average Assets				20
Strategic Achievement and Progress	Assessment of strategic achievement and progress against three core initiatives: household penetration, deposit growth and shifting asset mix			20
Total				100%

Performance is assessed at the end of the fiscal year. Eighty percent of an NEO's award is calculated formulaically, while 20% of the award is based on a qualitative assessment of progress towards the strategic initiatives. Due to financial data availability, the index financials are measured based on a trailing twelve months as of September 30 for the reporting year, while the Company's financials are be measured as of fiscal year end. Payouts are made in cash at the completion of the annual performance period.

The Compensation Committee also approved a clawback provision for the 2013 EIP that is applicable to all participants in the 2013 EIP. Under this provision, any payment made under the 2013 EIP which was based upon materially inaccurate financial statements and requires a restatement may be subject to repayment, in whole or in part, at the discretion of the Compensation Committee.

The Compensation Committee reserves the right to apply positive or negative discretion to the 2013 EIP as needed to reflect business environment, market conditions that may affect the Bank's performance and incentive plan funding as well as overall risk and regulatory issues. The Compensation Committee also reserves the right to amend, modify and adjust payouts as necessary. Although the threshold “gate” for participation in the 2013 EIP was not met, the Company’s net interest margin, efficiency ratio, return on assets, and NPAs/Average Assets metrics were in line with or better than peers. In addition, the Company achieved numerous strategic goals, including deploying capital opportunistically through the announced merger with LegacyTexas, exceeding loan growth targets, implementing a successful oil and gas loan program, improving household retention and growth, implementing back-office initiatives designed to support future growth, and the increase of the Company’s stock price by 33% in 2013. In view of these findings, the Compensation Committee used its discretion and determined to approve short-term cash incentive payments for 2013.

In 2011 and 2012 short-term incentive bonuses were paid 50% in cash and 50% in phantom stock, with the phantom stock mirroring the Company's common stock price. As described in the Company’s Schedule 14A filed with the SEC on April 10, 2013, the Compensation Committee discontinued the use of phantom stock in the 2013 EIP. In view of 1) the previously described discontinuation of the phantom stock program, 2) the Company's continued progress on key strategic initiatives, and 3) the Company's desire to increase administrative efficiencies in tracking short-term incentive awards, the Compensation Committee decided to distribute the outstanding phantom stock awards in January 2014.

All incentive payments were made subject to a clawback provision. The short-term cash incentive payments, as well as the phantom stock payments in January 2014 were as follows:

Name	Incentive Earned	Phantom Stock Paid
Kevin J. Hanigan	$260,010	$162,642
Kari J. Anderson	50,000	—
Charles D. Eikenberg	104,976	47,436
Scott A. Almy	104,976	47,436
Thomas S. Swiley	104,976	47,436

LTI - Equity Awards. The Company has a shareholder approved equity based compensation plans that is used to promote the long-term success of the Company and increase shareholder value by attracting, encouraging and retaining executives and directors. Equity based compensation aligns the interests of executives and directors with Company shareholders, encouraging share value appreciation. The plans allow the Company to grant stock options, stock appreciation rights, restricted stock and restricted stock units to directors, advisory directors, officers and other employees of the Company or the Bank.

In determining share-based compensation awards in 2013, the Compensation Committee considered that most of the current NEOs joined the Company after the mutual holding company conversion in 2010, and therefore did not participate in the grants allocated by the Company to management at that time. The Committee then determined that shareholders consider the Company as a conversion bank and are therefore expecting to see significant alignment between executive and shareholder equity interests. The Committee established several objectives in considering equity awards for 2013 and determined that any such award should:

•	reward executives for driving long-term, sustained performance,

•	align executive and shareholder interests through stock value appreciation,

•	ensure compliance with executive equity ownership guidelines,

•	enable the Company to attract and retain top talent,

•	provide a balanced view of performance and aligning rewards with the time horizon of risk,

•	recognize the progress made in 2012 and 2013, and

•	provide equity grants consistent with other second step conversions.
Employing these objectives, in February 2013, the Compensation Committee recommended, and the Board of Directors approved, the award of 221,000 restricted stock awards and 342,000 stock options to NEOs. The Committee determined to make these awards using a mix between time-based restricted shares and options, and performance-based restricted shares. Those portions of the performance-based restricted shares and options awarded in 2013 and scheduled to vest in 2014 were forfeited at December 31, 2013 when certain performance criteria were not met. See the Grants of Plan-Based Awards table and Outstanding Equity Awards table below for more information concerning 2013 plan-based awards made to NEOs.
Impact of Accounting and Tax Treatments of Compensation
The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit to the executive.
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual non-performance based compensation over $1.0 million paid to their named executive officers. To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, it is not a policy of the Compensation Committee that all executive compensation must be tax-deductible. In 2013, none of our executive officers received non-performance based compensation in excess of $1.0 million. The shareholder approved share-based compensation plans permit the award of stock options, stock appreciation rights and other equity awards that may be fully deductible subject to the limitations under Code Section 162(m).

Summary Compensation

The following table sets forth information concerning the annual compensation for services provided by our Chief Executive Officer, our Interim Principal Financial Officer and our three other most highly compensated executive officers who were serving at the end of the fiscal year ended December 31, 2013, as well as Pathie E. McKee, our former EVP/Chief Financial Officer.

Name and Principal Position	Year	Salary	Bonus [1]	Stock Awards [2]	Option Awards [3]	Non-Equity Incentive Plan Compensation [4]	All Other Compensation [5]	Total

Kevin J. Hanigan, President/CEO [6]	2013	$535,000	$—	$1,712,400	$713,796	$422,652	$138,854	$3,522,702
	2012	347,115	307,842	732,652	—	130,839	49,770	1,568,218
Kari J. Anderson, SVP, Chief Accounting Officer and Interim Principal Financial Officer [7]	2013	204,670	—	—	31,647	50,000	48,875	335,192
Charles D. Eikenberg, EVP, Community Banking [6]	2013	270,000	—	684,960	297,415	152,412	75,149	1,479,936
	2012	169,692	121,770	318,770	—	38,160	13,593	661,985
Scott A. Almy, EVP, Chief Risk Officer & General Counsel [8]	2013	270,000	—	684,960	297,415	152,412	36,977	1,441,764
	2012	106,154	61,770	337,850	—	38,160	4,760	548,694
Thomas S. Swiley, EVP, Chief Lending Officer [8]	2013	270,000	—	684,960	297,715	152,412	45,016	1,450,103
	2012	106,154	61,770	337,850	—	38,160	4,760	548,694
Pathie E. McKee, former EVP, Chief Financial Officer [9]	2013	181,731	—	—	—	98,165	14,194	294,090
	2012	244,256	—	129,290	—	38,837	61,231	473,614
	2011	237,142	—	—	—	35,838	45,624	318,604
1 Reflects discretionary bonuses consisting of cash and immediately vested stock awards. In May 2012, Mr. Hanigan was awarded 19,496 immediately vested stock awards with a grant date fair value of $15.79 per share. In December 2012, Mr. Eikenberg, Mr. Almy and Mr. Swiley received the following bonuses with a grant date fair value of $20.59 per share: Mr. Eikenberg - 3,000 shares and $60,000 cash; Mr. Almy - 3,000 shares; and Mr. Swiley - 3,000 shares.
2 The amounts in this column are calculated using the grant date fair values of the awards under FASB ASC Topic 718, based on the number of restricted shares awarded and the fair market value of the Company's common stock on the date the award was made. The assumptions used in the calculation of this amount are included in Note 17.of the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC. These stock awards, which are earned over three or five years depending on the term of the underlying grant, are subject to both performance and time-based vesting criteria - see "Outstanding Equity Awards at Fiscal Year-End" for additional information. Also see "Grants of Plan-Based Awards" below for additional information concerning restricted stock grants.
3 The amounts in this column are calculated using the grant date fair values of the awards under FASB ASC Topic 718, based on the fair value of the stock option awards, as estimated using the Black-Scholes option-pricing model. The assumptions used in the calculation of these amounts are included in Note 17 of the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC. These option awards, which are earned over five years, are subject to time-based vesting criteria - see "Outstanding Equity Awards at Fiscal Year-End" for additional information.
4 Reflects STIs awarded for performance under the EOIP. All 2011 and 2012 short-term incentive bonuses were paid 50% in cash and 50% in phantom stock, with the phantom stock mirroring the Company's common stock price. As described in "Our Compensation Programs", the Compensation Committee discontinued the use of phantom stock in the 2013 EIP. Applying its right to amend, modify and adjust payouts, the Compensation Committee determined that short-term incentive bonuses held by the Company in phantom stock be distributed in January 2014 along with incentive payments made at the same time under the 2013 EIP.
5 The amounts reported for 2013 are listed in the below table (perquisites totaling less than $10,000 were excluded).
6 Mr. Hanigan and Mr. Eikenberg joined the Company in April 2012 as part of the Highlands acquisition.
7 Ms. Anderson was promoted to the position of Chief Accounting Officer and interim principal financial officer on July 31, 2013. Ms. Anderson received a $30,660 increase in her base salary to $190,000 for her additional responsibilities as principal accounting officer, and an additional $6,000 per month for service as interim principal financial officer, which amounts are reflected in the salary column.
8 Mr. Almy and Mr. Swiley were hired in July 2012.
9 Ms. McKee resigned from the Company on July 31, 2013. The Company paid Ms. McKee the cash value of the remaining unvested portion of her 2011 and 2012 Non-Equity Incentive Plan Compensation (“NEIPC”), comprised of 4,552 shares of phantom stock of the Company based on the closing price for the Company's common stock of $21.57 on July 31, 2013 totaling $98,187, which was reported in the NEIPC column. Following her resignation, Ms. McKee served as a paid consultant to the Company to ensure a smooth transition of her responsibilities within the organization to her successor. See "Loans and Related Transactions with Executive Officers and Directors."

The amounts reported as "All Other Compensation" for 2013 are listed below.

Name	Benefit Type	Amount Received
Kevin J. Hanigan	401(k) matching	$12,750
	ESOP allocation	50,601
	Dividends paid on restricted stock	38,279
	Bank-owned life insurance [1]	239
	Perquisites and other personal benefits:
	Benefit allowance	35,000
	Other	1,985
	Total	$138,854

Kari J. Anderson	401(k) matching	$8,187
	ESOP allocation	40,614
	Dividends paid on restricted stock	—
	Bank-owned life insurance [1]	74
	Other perquisites and other personal benefits	—
	Total	$48,875

Charles D. Eikenberg	401(k) matching	$12,750
	ESOP allocation	41,946
	Dividends paid on restricted stock	15,512
	Bank-owned life insurance [1]	141
	Other perquisites and other personal benefits	4,800
	Total	$75,149

Scott A. Almy	401(k) matching	$1,984
	ESOP allocation	14,681
	Dividends paid on restricted stock	15,512
	Bank-owned life insurance [1]	—
	Other perquisites and other personal benefits	4,800
	Total	$36,977

Thomas S. Swiley	401(k) matching	$3,702
	ESOP allocation	15,002
	Dividends paid on restricted stock	15,512
	Bank-owned life insurance [1]	—
	Other perquisites and other personal benefits	10,800
	Total	$45,016

Pathie E. McKee	401(k) matching	$9,225
	ESOP allocation	—
	Dividends paid on restricted stock	2,200
	Bank-owned life insurance [1]	—
	Other perquisites and other personal benefits	2,769
	Total	$14,194
1 Represent insurance premiums paid on the death benefit portion of bank-owned life insurance. Under the terms of the bank-owned life insurance, each insured employee was provided the opportunity to designate a beneficiary to receive a death benefit equal to two times the insured employee's base salary on the date of purchase if the insured dies while employed at the Bank.

Grants of Plan-Based Awards

The following table provides information concerning 2013 plan-based awards made to NEOs.

			Estimated Future Payouts Under Non-Equity Annual Cash Incentive Plan Awards (STI) [1]			All Other Stock Awards: Number of Shares of Stock [2]	All Other Option Awards: Number of Underlying Options[2]	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock Awards [3]
Name	Award Type	Grant Date	Threshold	Target	Maximum
Kevin J. Hanigan	cash incentive		$133,750	$267,500	$454,750
	restricted stock	2/28/2013				40,000			$834,000
	performance based restricted stock	2/28/2013				32,000			878,400
	stock option	2/28/2013					120,000	$20.85	713,796
Kari J. Anderson	cash incentive		38,000	76,000	129,200
	stock option	5/20/2013					6,000	19.44	31,647
Charles D. Eikenberg	cash incentive		54,000	108,000	183,600
	restricted stock	2/28/2013				16,000			333,600
	performance based restricted stock	2/28/2013				12,800			351,360
	stock option	2/28/2013					50,000	20.85	297,415
Scott A. Almy	cash incentive
	restricted stock	2/28/2013	54,000	108,000	183,600	16,000			333,600
	performance based restricted stock	2/28/2013				12,800			351,360
	stock option	2/28/2013					50,000	20.85	297,415
Thomas S. Swiley	cash incentive		54,000	108,000	183,600
	restricted stock	2/28/2013				16,000			333,600
	performance based restricted stock	2/28/2013				12,800			351,360
	stock option	2/28/2013					50,000	20.85	297,415
1 For each NEO, the amounts reported above represent the threshold, target and maximum amounts that were potentially payable for the year ended December 31, 2013 under the Company's 2013 EOIP if all performance criteria met the required level. If some, but not all, performance criteria met or exceeded the threshold level, a pro-rata portion of the incentive award could still be earned. For 2013, the following amounts were earned.

Name	Incentive Earned
Kevin J. Hanigan	$260,010
Kari J. Anderson	50,000
Charles D. Eikenberg	104,976
Scott A. Almy	104,976
Thomas S. Swiley	104,976
For additional information regarding the EOIP, see “Compensation Discussion and Analysis - Equity Officer Incentive Plan.”

2 All stock and option awards were granted under shareholder approved equity incentive plans.
3 The amounts in this column are calculated using the grant date fair values of the awards under FASB ASC Topic 718, based on the number of restricted shares awarded and the fair market value of the Company's common stock on the date the award was made, except for the performance-based stock awards, which are valued based upon the closing stock price of $27.45 per share of the Company's common stock on December 31, 2013. The assumptions used in the calculation of this amount are included in Note 17 of the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC. See "Outstanding Equity Awards at Fiscal Year End" table below for additional information concerning restricted stock grants.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the unexercised stock options and outstanding stock awards held by NEOs as of December 31, 2013.

	Option Awards				Stock Awards
					Time-Vested Shares		Performance-Based Shares
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested [6]	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested

Kevin J. Hanigan [1]	—	120,000	$20.85	2/28/2023	55,334	$1,518,918	32,000	$878,400
Kari J. Anderson[2]	840	—	11.66	5/15/2018	—	—	—	—
	840	840	10.74	5/19/2019	—	—	—	—
	980	1,960	11.08	5/25/2020	—	—	—	—
	700	2,100	12.72	5/24/2021	—	—	—	—
	1,000	4,000	15.79	5/23/2022	—	—	—	—
	—	6,000	19.44	5/20/2023	—	—	—	—
Charles D. Eikenberg [3]	—	50,000	20.85	2/28/2023	30,267	830,829	12,800	351,360
Scott A. Almy [4]	—	50,000	20.85	2/28/2023	30,267	830,829	12,800	351,360
Thomas S. Swiley [5]	—	50,000	20.85	2/28/2023	30,267	830,829	12,800	351,360

1 Mr. Hanigan's stock options vest 20% annually over a period of five years. His unvested restricted stock consists of 32,000 shares that vest if certain performance criteria for fiscal years 2015 through 2018 are met, 15,334 shares that vest in two equal annual installments beginning August 20, 2014 and 40,000 shares that vest 20% annually over a period of five years beginning February 28, 2014. Mr. Hanigan had 27,496 shares that were forfeited at December 31, 2013 due to the Company not meeting certain performance criteria.
2 Ms. Anderson's stock options vest 20% annually over a period of five years. The first vesting occurred on May 15, 2009. 8,260 stock options are subject to certain performance-based vesting conditions each year.
3 Mr. Eikenberg's stock options vest 20% annually over a period of five years. His unvested restricted stock consists of 12,800 shares that vest if certain performance criteria for fiscal years 2015 through 2018 are met, 9,600 shares that vest in four equal annual installments beginning May 23, 2014, 4,667 shares that vest in two equal annual installments beginning August 20, 2014 and 16,000 shares that vest 20% annually over a period of five years beginning February 28, 2014. Mr. Eikenberg had 3,200 shares that were forfeited at December 31, 2013 due to the Company not meeting certain performance criteria.
4 Mr. Almy's stock options vest 20% annually over a period of five years. His unvested restricted stock consists of 12,800 shares that vest if certain performance criteria for fiscal years 2015 through 2018 are met, 9,600 shares that vest in four equal annual installments beginning July 16, 2014, 4,667 shares that vest in two equal annual installments beginning August 20, 2014 and 16,000 shares that vest 20% annually over a period of five years beginning February 28, 2014. Mr. Almy had 3,200 shares that were forfeited at December 31, 2013 due to the Company not meeting certain performance criteria.
5 Mr. Swiley's stock options vest 20% annually over a period of five years. His unvested restricted stock consists of 12,800 shares that vest if certain performance criteria for fiscal years 2015 through 2018 are met, 9,600 shares that vest in four equal annual installments beginning July 16, 2014, 4,667 shares that vest in two equal annual installments beginning August 20, 2014 and 16,000 shares that vest 20% annually over a period of five years beginning February 28, 2014. Mr. Swiley had 3,200 shares that were forfeited at December 31, 2013 due to the Company not meeting certain performance criteria.
6 Based on the closing price of $27.45 per share of the Company's common stock on December 31, 2013

Option Exercises and Stock Vested

The following table provides information concerning the options awards and the restricted stock awards that were exercised or vested during 2013 with respect to the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2]

Kevin J. Hanigan	—	$—	7,666	$163,286
Kari J. Anderson	3,640	36,395	—	—
Charles D. Eikenberg	—	—	4,733	95,797
Scott A. Almy	—	—	4,733	101,605
Thomas S. Swiley	—	—	4,733	101,605
Pathie E. McKee	—	—	1,400	30,198
1 Represents amount realized upon exercise of stock options based on difference between the market value of the shares acquired at the time of exercise and the exercise price.
2 Represents the value realized upon vesting of restricted stock awards based on the market value of shares on the vesting date.
Non-qualified Deferred Compensation

The following table sets forth information about the non-qualified deferred compensation activity during 2013 for the NEOs participating in the deferred compensation plan.

Name	Plan	Executive Contributions in Last FY [1]	Company's Contributions in Last FY	Aggregate Earnings in Last FY [2]	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE [3]
Kevin J. Hanigan	Deferred Compensation Plan	$26,751	$—	$4	$—	$44,293
Pathie E. McKee	Deferred Compensation Plan	9,173	—	8,812	20,800	52,331
1 All amounts are reported as compensation for 2013 in the Summary Compensation Table under the “Salary” column.
2 None of the amounts shown are reported as compensation in the Summary Compensation Table, as these amounts do not constitute above-market or preferential earnings as defined in the rules of the Securities and Exchange Commission.
3 Of the aggregate balances shown, the following amounts were reported as compensation earned by the NEOs in the Company's Summary Compensation Table for 2013 and for prior years: Mr. Hanigan - $44,289; Ms. McKee - $9,173.

See the discussion under “Description of Our Material Compensation Plans and Arrangements - Supplemental Executive Retirement Plan” and “Deferred Compensation Plan” for additional information regarding our non-qualified deferred compensation arrangements.

Post-Termination Payments and Benefits

The following table summarizes the value of the termination payments and benefits that the NEOs would have received if their employment had been terminated on December 31, 2013, under the circumstances shown. The table also reflects termination payments made to Ms. McKee.

Benefit	Retirement	Death	Disability	Involuntary or Good Reason termination (not in connection with change in control)	Involuntary or Good Reason termination (in connection with change in control)

Kevin J. Hanigan
Salary Continuance [1]	$—	$500,000	$—	$802,500	$1,605,000
Restricted stock award [2]	—	2,397,318	2,397,318	—	2,397,318
Stock Options [3]	—	792,000	792,000	—	792,000
BOLI [4]	—	150,000	—	—	—
Outplacement and Healthcare[5]	—	—	—	11,449	11,449
Kari J. Anderson
Salary Continuance [1]	—	380,000	—	—	—
Restricted stock award [2]	—	—	—	—	—
Stock Options [3]	—	237,069	237,069	—	237,069
BOLI [4]	—	190,000	—	—	—
Charles D. Eikenberg
Salary Continuance [1]	—	500,000	—	270,000	540,000
Restricted stock award [2]	—	1,182,189	1,182,189	—	1,182,189
Stock Options [3]	—	330,000	330,000	—	330,000
BOLI [4]	—	100,000	—	—	—
Outplacement and Healthcare[5]	—	—	—	10,561	10,561
Scott A. Almy
Salary Continuance [1]	—	500,000	—	270,000	540,000
Restricted stock award [2]	—	1,182,189	1,182,189	—	1,182,189
Stock Options [3]	—	330,000	330,000	—	330,000
Outplacement and Healthcare[5]	—	—	—	11,376	11,376
Thomas S. Swiley
Salary Continuance [1]	—	500,000	—	270,000	540,000
Restricted stock award [2]	—	1,182,189	1,182,189	—	1,182,189
Stock Options [3]	—	330,000	330,000	—	330,000
Outplacement and Healthcare[5]	—	—	—	10,000	10,000
1 Amount for payment upon death represents two times annual base salary up to $500,000, which is a benefit available to all employees.
2 For termination not in connection with a change in control, the amount reflects the annual base salary for 18 months, or if the termination occurs in connection with or following a change in control, the annual base salary reflects 24 months. Mr. Hanigan may receive up to 36 months of annual base salary in the event the Company’s Board of Directors in good faith determines that the change in control occurred during such time as the Bank and the Company are at least “adequately capitalized” (within the meaning of 12 U.S.C. § 1831o(b)). See "Description of our Material Compensation Plans and Arrangements - Employment Agreement with Kevin J. Hanigan."
3 Represents the value of the accelerated restricted shares of the Company's common stock granted based on a closing price of $27.45 per share on December 31, 2013. Acceleration and vesting occurs upon death, disability, and change in control.
4 Represents the value of the accelerated stock options calculated using the difference between the closing price of $27.45 per share on December 31, 2013 and the option exercise price. Acceleration and vesting occurs upon death, disability, and change in control.
5 Represents the death benefit portion of bank-owned life insurance paid to a designated beneficiary if the insured dies while employed at the Bank.

6 Amount represents the estimated cost of outplacement services and the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time that will be provided to the executive in the event of involuntary or good reason terminations.

Separation Agreement

We entered into a Resignation, Release and Consulting Agreement (the "Agreement") with Ms. McKee on July 3, 2013 for her resignation from the Company which was effective on July 31, 2013. Under the Agreement, Ms. McKee served as a consultant to the Company and the Bank until December 31, 2013 (the “Consulting Period”), to ensure a smooth transition of her responsibilities within the organization and to her successor. In connection with Ms. McKee's resignation, and in accordance with the Transition Agreement, for a period of five months beginning August 1, 2013 the Bank paid her a monthly consulting fee of $30,000 and a one-time payment of $120,000 on January 2, 2014. The Company agreed to provide the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time. Additionally, the Company paid Ms. McKee the cash value of the remaining unvested portion of her 2011 and 2012 phantom stock, comprised of 4,552 shares based on the closing price for the Company's common stock on July 31, 2013. Ms. McKee was also eligible to receive 1,400 shares of previously granted Company restricted stock scheduled to vest on August 20, 2013. The vesting of these shares was accelerated to July 31, 2013.

Description of Our Material Compensation Plans and Arrangements

General. We currently provide health and welfare benefits to our employees, including hospitalization, comprehensive medical insurance, and life and long-term disability insurance, subject to certain deductibles and co-payments by employees. We also provide certain retirement benefits. See Notes 15 and 16 of the Notes to Consolidated Financial Statements under Part II, Item 8 of the Annual Report on Form 10-K.

Employment Agreement of Kevin J. Hanigan. On December 2, 2013, the Company entered into an Amended and Restated Executive Employment Agreement with Mr. Hanigan, which amends the prior employment agreement entered into with the Executive. The agreement is for an initial term expiring February 28, 2015, unless further extended or sooner terminated as provided in the agreement. On February 28, 2015, the agreement will be automatically renewed for one additional year on the last calendar day of February of each year, provided that the Company has not given notice to Mr. Hanigan or Mr. Hanigan has not given notice to the Company, in writing at least 60 days prior to such automatic extension date that the term of the agreement shall not be extended further. Under the terms of the agreement, in the event of Mr. Hanigan’s termination by the Company not for cause or by Mr. Hanigan for good reason and unrelated to a change of control, the Company will (i) continue to pay Mr. Hanigan’s base salary, as in effect on the termination date for the longer of the remainder of the term or 18 months and (ii) pay the pro rata portion of any earned but unpaid target bonus and (iii) provide to the executive, group health coverage substantially similar to the Company’s group health coverage in which Mr. Hanigan was participating immediately prior to his termination. Such coverage shall continue until the earlier of two years following the date of termination, or the date on which Mr. Hanigan is or becomes eligible for comparable coverage under the group health plan of a subsequent employer. If, during the period that begins six months before a change in control and ending 12 months following such change in control, Mr. Hanigan’s employment is terminated by action of him for good reason or by action of the Company not for cause, the Company shall pay and provide Mr. Hanigan (i) a lump sum cash payment equal to two times his highest annual base salary for the three-year period ending on the date of termination, (ii) pay a lump sum cash payment in an amount equal to two times the greater of the average annual bonus paid for the three full fiscal years immediately preceding the date of termination, or the target bonus for the fiscal year in which the date of termination occurs, (iii) provide group health coverage substantially similar to the Company’s group health coverage in which he was participating immediately prior to his termination. Such coverage shall continue until the earlier of two years following the change in control, or the date on which Mr. Hanigan is or becomes eligible for comparable coverage under the group health plan of a subsequent employer. In the event the Company’s Board of Directors in good faith determines that the change in control occurred during such time as the Company and the Bank are at least adequately capitalized, then the phrase “two times” shall be replaced with the phrase “three times” as it relates to the change in control section of the agreement. Additionally, each long-term equity-based incentive compensation award held by Mr. Hanigan and outstanding immediately prior to such change in control (including without limitation, restricted stock, stock options, restricted stock units, performance share units, and phantom stock) shall fully vest upon the change in control. The agreement includes a 24 month non-competition agreement and non-solicitation covenants effective following termination.

Change in Control and Severance Benefits Agreements with NEOs. On December 2, 2013, the Company entered into Change In Control and Severance Benefits Agreements with Messrs. Almy, Eikenberg, and Swiley, superseding the prior salary continuation agreements with these individuals. The agreements are for a term expiring one year from the effective date. On the first anniversary of the effective date, and on each anniversary thereafter, the term of the agreements will be extended for a period of one year, provided that the Company has not given notice in writing at least 90 days prior to such anniversary date that the term of the agreements shall not be extended further. Under the terms of the agreements, in the event of the executive's involuntary termination unrelated to a change of control, the Company will (i) continue to pay the executive’s base salary, as in effect on the termination date for one year and (ii) provide to the executive, the hospitalization, medical, dental, prescription drug and other health benefits required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time. The executive also shall be provided with reasonable outplacement services following an involuntary termination. In the event of the executive’s involuntary termination related to a change of control, the Company will (i) pay executive a lump sum cash payment equal to two times the executive’s average annual base salary for the three-year period ending on the date of termination, (ii) pay a lump sum cash payment in an amount equal to two times the greater of (A) the average annual bonus paid for the three full fiscal years immediately preceding the date of termination, or (B) the target bonus for the fiscal year in which the date of termination occurs, (iii) provide group health coverage until the earlier of (A) two years following termination, or (B) the date on which executive becomes eligible for comparable coverage of a subsequent employer. In the either event, the executive also shall be provided with reasonable outplacement services for one year.

The severance payments are subject to the executive executing a general release. Amounts received by an executive with respect to services performed by the executive for others during the one year period following termination shall reduce the amounts payable by the Bank under the terms of the severance agreement.

Deferred Compensation Plan. We also maintain a non-qualified deferred compensation plan that allows selected management and highly compensated employees and directors to defer a portion of their current base salary, annual cash incentive plan award, or director's compensation into the plan until his or her termination of service, disability or a change in control. There is no limit regarding how much of a participant's compensation may be deferred. All funds deferred by participants are deposited into a brokerage account owned by the Bank, but each participant controls the investment decision with respect to his or her account. All participants are 100% vested in their deferrals and the earnings thereon. A participant may elect to receive his or her account on a specified date that is at least five years from when the deferral amount is contributed to the plan, or to have his or her account distributed upon either the earlier or later of the specified payout date or the participant's termination of service. All distributions under the plan can be made in a cash lump sum equal to the value of the participant's deferred compensation plan account at the time of distribution or in annual payments, pursuant to the participant's initial elections. Payments may also be made on account of an unforeseeable financial emergency.

COMPENSATION OF DIRECTORS

Non-Employee Director Compensation

The following table sets forth a summary of the compensation paid to the Company's non-employee directors during 2013, each of whom is also a director of the Bank. Compensation is paid to directors for service on the Bank Board of Directors. No additional compensation is paid for service on the Company's Board.

Name	Fees Earned or Paid in Cash [1]	Stock Awards [2]	Option Awards [3]	All Other Compensation [4]	Total

James B. McCarley[5]	$99,750	$104,250	$44,612	$3,194	$251,806
Anthony J. LeVecchio	104,750	521,250	223,061	9,563	858,624
Bruce Hunt	45,000	521,250	223,061	9,470	798,781
Brian McCall	55,250	521,250	223,061	9,470	809,031
Karen H. O'Shea	67,250	521,250	223,061	9,533	821,094
V. Keith Sockwell[5]	59,750	104,250	44,612	3,206	211,818
Gary D. Basham[5]	25,750	291,150	—	204,894	521,794
Jack D. Ersman[5]	26,500	291,150	—	204,906	522,556
1 Directors may defer all or any part of their director's fees, which pursuant to the non-qualified deferred compensation plan are invested in independent third-party mutual funds.
2 The amounts in this column are calculated using the grant date fair values of the awards under FASB ASC Topic 718, based on the number of shares awarded and the fair market value of the Company's common stock on the date the award was made. The assumptions used in the calculation of this amount are included in Note 17 of the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC. The awards are earned over three or five years depending on the term of the underlying grant. As of December 31, 2013, total shares underlying stock awards held by the directors were as follows: Mr. McCarley - 8,500 shares; Mr. LeVecchio - 28,500 shares; Mr. Hunt - 28,500 shares; Mr. McCall - 28,500 shares; Ms. O'Shea - 28,500 shares; Mr. Sockwell - 8,500 shares; Mr. Basham - 18,500 shares; Mr. Ersman - 18,500 shares.
3 The amounts in this column are earned over five years and calculated using the grant date fair values of the awards under FASB ASC Topic 718, based on the fair value of the stock option awards, as estimated using the Black-Scholes option-pricing model. The assumptions used in the calculation of these amounts are included in Note 17 of the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC. As of December 31, 2013, total shares underlying stock options held by the directors were as follows: Mr. McCarley - 7,500 shares; Mr. LeVecchio - 37,500 shares; Mr. Hunt - 37,500 shares; Mr. McCall - 37,500 shares; Ms. O'Shea - 37,500 shares; Mr. Sockwell - 7,500 shares.
4 All other compensation for the current board members includes dividends paid on restricted stock and premiums on life insurance.
5 On March 6, 2013, the Company entered into a Director's Agreement with Messrs. McCarley, Basham, Ersman and Sockwell. Messrs. Basham and Ersman retired from the Board of Directors at Company's 2013 annual meeting of shareholders on May 16, 2013. Messrs. McCarley and Sockwell will retire from the Board of Directors at the Company's annual meeting of shareholders on May 19, 2014. Each Director's Agreement provides for: (i) a cash separation benefit ($200,000 for each of Messrs. Basham and Ersman and $180,000 for each of Messrs. McCarley and Sockwell), payable, at the director's election, in a lump sum or four equal annual installments; and (ii) a restricted stock award on the director's retirement date under the Company's 2012 Equity Incentive Plan (15,000 shares for each of Messrs. Basham and Ersman and 10,000 shares for each of Messrs. McCarley and Sockwell), vesting in one-third annual increments beginning on the first anniversary of the award date, with vesting subject to continuous service as an advisory director.

During 2013, each non-employee director received (i) a $20,000 annual retainer; (ii) $1,000 per board meeting attended and (iii) $750 per committee meeting attended. In addition, the Chairman of the Board received an additional $30,000 per year fee, the Audit Committee Chair received an additional $7,500 per year fee and the Compensation Committee Chair received an additional $5,000 per year fee. These same retainers and fees are projected for 2014. Directors may elect to defer receipt of all or any part of their directors' fees pursuant to a non-qualified deferred compensation plan. All funds deferred by participants are deposited into a brokerage account owned by the Bank, but each participant controls the investment decision with respect to his or her account. We also pay premiums for a life insurance policy and accidental death and dismemberment policy for the benefit of each non-employee director. Under the terms of the Bank Owned Life Insurance, each director was provided a death benefit of $40,000 if the insured dies while a director at the Bank. If the director leaves the service of the Company for any reason other than death, all rights to any such benefit cease.

Directors are provided or reimbursed for travel and lodging (including for spouse) and are reimbursed for other customary out-of-pocket expenses incurred in attending out-of-town board and committee meetings, as well as industry conferences and continuing education seminars. We also pay the premiums on directors' and officers' liability insurance. We also pay the premiums on a $50,000 term life insurance policy covering each director, and on Bank-owned life insurance.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement with management. Based on the Compensation Committee's review of and discussion with management with respect to the CD&A, the Compensation Committee has recommended to the Board of Directors of the Company that the CD&A be included in this proxy statement and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.

The foregoing report is provided by the Compensation Committee of the Board of Directors:

Karen H. O'Shea (Chair)
Anthony J. LeVecchio
James B. McCarley
V. Keith Sockwell

CORPORATE GOVERNANCE

Director Independence. The Board of Directors of the Company has determined that all of its directors, with the exception of Kevin J. Hanigan, the Company's President and Chief Executive Officer, are “independent directors” as that term is defined by applicable listing standards of the Marketplace Rules of the NASDAQ Global Select Market and by the Securities and Exchange Commission, including the more stringent independence requirements for Audit and Compensation Committee membership. These independent directors are Bruce W. Hunt, Anthony J. LeVecchio, James Brian McCall, James B. McCarley, Karen H. O'Shea and V. Keith Sockwell. Messrs. McCarley and Sockwell will retire from the Board effective as of the May 19, 2014 annual meeting of shareholders.

Board Leadership Structure. The Board has placed the responsibilities of Chairman with an independent nonexecutive member of the Board, which we believe provides better accountability between the Board and our management team. We believe it is beneficial to have an independent Chairman whose sole responsibility to us is leading our Board members as they provide leadership to our executive team. Our Chairman is responsible for providing leadership to the Board and facilitating communication among the directors; setting the Board meeting agendas in consultation with the President and CEO; and presiding at Board meetings, executive sessions and shareholder meetings. This delineation of duties allows the President and CEO to focus his attention on managing the day-to-day business of the Company. We believe this structure provides strong leadership for our Board, while positioning our President and CEO as the leader of the company in the eyes of our customers, employees and other stakeholders. Executive sessions of the non-management directors without management in attendance are provided for at each regularly scheduled Board meeting and are chaired by our non-executive Chairman of the Board.

Board Role in Risk Oversight. The Board of Directors is responsible for consideration and oversight of risks facing the Company and is responsible for ensuring that material risks are identified and managed appropriately. The Audit Committee meets quarterly with management in order to review our major financial risk exposures and the steps management is taking to monitor and control such exposures. Directors also serve on various committees that focus on major areas of risk in the Company that include, but are not limited to, loans, investments, technology and compensation. Directors discuss risk and risk mitigation strategies with management within these committees. All risk oversight discussions are included in committee reports to the full Board of Directors.

Board Meetings and Committees

The membership of the Bank's Board of Directors is identical to the Company's Board of Directors, except that Arcilia Acosta serves only as a member of the Bank’s Board of Directors. Meetings of both Boards of Directors are generally held on a monthly basis, which is in addition to quarterly meetings of both Boards of Directors. For the fiscal year ended December 31, 2013, the Board of Directors of the Company held 21 meetings and the Board of Directors of the Bank held 21 meetings. During fiscal year 2013, no director who served during 2013 attended fewer than 75% in the aggregate of the total number of meetings of each Board and the total number of meetings held by the committees of each Board on which committees he or she served.

The Board of Directors of the Company has standing Compensation, Audit and Governance and Nominating Committees. Information regarding the functions of these Board committees, their present membership and the number of meetings held by each committee for the year ended December 31, 2013, is set forth below:

Compensation Committee. The Compensation Committee operates under a formal written charter adopted by the Board of Directors. The Compensation Committee is responsible for (i) determining and evaluating the compensation of the Chief Executive Officer and other executive officers and key employees, (ii) reviewing and monitoring existing compensation plans, policies and programs and recommending changes to the goals and objectives of these plans, policies and programs to the entire Board, and (iii) reviewing and recommending new compensation plans, policies and programs. See also “Compensation Discussion and Analysis - The Objectives of our Executive Compensation Program.”

During 2013, Directors O'Shea (Chair), Sockwell, LeVecchio and McCarley were members of the Compensation Committee. In 2013, the Compensation Committee held nine meetings.

Audit Committee and Audit Committee Financial Expert. The Audit Committee operates under a formal written charter adopted by the Board of Directors. The Audit Committee is appointed by the Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to the integrity of our consolidated financial statements, our financial reporting processes, our systems of internal accounting and financial controls, our compliance with legal and regulatory requirements, the annual independent audit of our consolidated financial statements, the independent auditors' qualifications and independence, the performance of our internal audit function and independent auditors and any other areas of potential financial risk to the Company specified by its Board of Directors. The Audit Committee also is responsible for the appointment, retention and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors.

The current members of the Audit Committee are Directors LeVecchio (Chair), Sockwell and McCall. All members of the Audit Committee are able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement. Additionally, Mr. LeVecchio has had past employment experience in finance or accounting and/or requisite professional certification in accounting that results in his financial expertise. The Board of Directors has determined that Mr. LeVecchio meets the requirements adopted by the SEC for qualification as an “audit committee financial expert.” During 2013, the Audit Committee held 12 meetings.

Governance and Nominating Committee. The Governance and Nominating Committee operates under a formal written charter adopted by the Board of Directors. The Governance and Nominating Committee is responsible for overseeing the corporate governance policies for the Company and to identify and recommend director candidates to serve on the Board of Directors. The Governance and Nominating Committee appointed a Nominations Sub-Committee to assist in the evaluation of prospective board candidates. That Sub-Committee is empowered only to make reports to the Governance and Nominating Committee. Final approval of director nominees is determined by the full Board, based on the recommendations of the Governance and Nominating Committee. The nominees for election at the meeting identified in this proxy statement were recommended to the Board by the Governance and Nominating Committee. The Governance and Nominating Committee has the following responsibilities under its charter:

(i)
Review and recommend to the Board of Directors for approval policies to enhance the Board's effectiveness, including policies with respect to the distribution of information to Board members, the size and composition of the Board, and the frequency and structure of Board meetings;

(ii)
Review and reassess at least annually the corporate governance guidelines of the Company to determine whether they are appropriate for the Company and comply with applicable laws, regulations and listing standards, and recommend any proposed changes to the Board of Directors for approval;

(iii)	Consider any requests for waiver of, and address any violations or alleged violations of, the Company's codes of conduct and ethics that relate to a Board member or executive officer of the Company;

(iv)	Assist in identifying, interviewing and recruiting candidates for the Board;

(v)
Recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company's charter and bylaws relating to the nomination or appointment of directors, based on criteria established by the Board;

(vi)
Review nominations submitted by shareholders that comply with the requirements of the Company's charter and bylaws. Nominations from shareholders will be considered and evaluated using the same criteria as all other nominations;

(vii)	Annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees, as necessary; and

(viii)	Perform any other duties or responsibilities expressly delegated to the Committee by the Board.

Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures. Pursuant to the Company's bylaws, nominations for directors by shareholders must be made in writing and received by the Secretary of the Company at the Company's principal executive offices no earlier than 120 days prior to the meeting date and no later than 90 days prior to the meeting date. If, however, less than 100 days' notice or public announcement of the date of the meeting is given or made to shareholders, nominations must be received by the Company not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or otherwise transmitted or the day on which public announcement of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in the Company's bylaws.

The current members of the Governance and Nominating Committee are Directors Sockwell (Chair), Hunt, McCarley and O'Shea. During 2013, the Governance and Nominating Committee met three times.

Committee Charters. The full responsibilities of the Audit, Compensation and Governance and Nominating Committees are set forth in their charters, which are posted in the Committee Charting section of our website at www.viewpointfinancialgroup.com.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions, and to all of our other employees and our directors. A copy of our code of business conduct and ethics is available on our Internet website address, www.viewpointfinancialgroup.com.

Shareholder Communications with Directors

Any shareholder desiring to communicate with the Board of Directors, or one or more specific members thereof, should communicate in writing addressed to Scott A. Almy, EVP/Chief Risk Officer and General Counsel, ViewPoint Financial Group, Inc., 1309 West 15th Street, Plano, Texas, 75075, who will promptly forward all such communication to each director.

Board Member Attendance at Annual Shareholder Meetings

Although the Company does not have a formal policy regarding director attendance at annual shareholder meetings, directors are expected to attend these meetings absent extenuating circumstances. All of our directors were in attendance at last year's annual shareholder meeting.

AUDIT AND RELATED FEES

For the fiscal years ended December 31, 2013 and 2012, Ernst & Young LLP provided various audit, audit-related and other services to the Company. Set forth below are the aggregate fees billed for these services:

	2013	2012
Audit Fees	$605,320	$531,378
Audit-Related Fees	22,680	21,600
Tax Fees	59,000	89,028
All Other Fees	—	—
	$687,000	$642,006

(a)
Audit Fees include aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements, for the audit pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, for the review of financial statements included in the Company's Quarterly Reports on Form 10-Q, for statutory and regulatory audits, for the financial statements for the U.S. Department of Housing and Urban Development and for consents.

(b)	Audit-Related Fees include aggregate fees billed for professional services rendered related to the audits of retirement and employee benefit plans and agreed-upon procedures engagements.

(c)	Tax Fees include aggregate fees billed for professional services rendered related to tax return preparation and tax consultations.

(d)	No fees were billed for professional services rendered for services or products other than those listed under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” for 2013 and 2012.

The Audit Committee has determined that the services provided by Ernst & Young LLP as set forth herein are compatible with maintaining Ernst & Young LLP's independence.

Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the registered public accounting firm. The Audit Committee must pre-approve the engagement letters and the fees to be paid to the registered public accounting firm for all audit and permissible non-audit services to be provided by the registered public accounting firm and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter, for the engagement of the registered public accounting firm to render permissible non-audit services to the Company, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2013, with the Company's management. The Audit Committee has discussed with Ernst & Young LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications With Audit Committees (SAS 61), as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board concerning Independence as currently in effect and has discussed with Ernst & Young LLP their independence.

Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.

The foregoing report is furnished by the Audit Committee of the Board of Directors:

Anthony J. LeVecchio (Chair)	V. Keith Sockwell
James Brian McCall

LOANS AND RELATED TRANSACTIONS
WITH EXECUTIVE OFFICERS AND DIRECTORS

The Bank has followed a policy of granting loans to officers and directors. These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with persons not related to the Bank, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. All loans that the Bank makes to directors and executive officers are subject to regulations of the Office of the Comptroller of the Currency restricting loans and other transactions with affiliated persons of the Bank. Loans to all directors and executive officers and their associates totaled approximately $261 thousand at December 31, 2013, which was 0.05% of our consolidated equity at that date. All loans to directors and executive officers were performing in accordance with their terms at December 31, 2013.

Under our Code of Business Conduct and Ethics, all business transactions between the Company (and its subsidiaries) and any of its directors, executive officers and/or their related interests shall be entered into only under the following conditions:

(1)
The terms, conditions and means of compensation shall be no less favorable to the Company than other similar business transactions previously entered into by it or which may be entered into with persons who are not directors or executive officers of the Company, or their related interests.

(2)
All related party transactions between our directors and executive officers and/or their related interests and the Company shall require the prior review and approval of a majority of the disinterested independent directors (as defined under the NASDAQ Stock Market listing standards) of the Board of Directors, with the interested director abstaining from participating either directly or indirectly in the voting and discussion on the proposed business transaction. For these purposes, the term “related party transactions” shall refer to transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404.

(3)
The minutes of any Board meeting at which a business transaction between the Company and a director or executive officer, or his or her related interest, is approved or denied shall include the nature and source of all information used to establish the reasonableness and comparable nature of the terms, conditions and means of compensation, with copies thereof attached as appropriate.

On July 3, 2013, the Company entered into a Resignation, Release and Consulting Agreement (the "Agreement") with Ms. McKee for her resignation from the Company which was effective on July 31, 2013. Under the Agreement, Ms. McKee served as a consultant to the Company and the Bank until December 31, 2013 (the “Consulting Period”), to ensure a smooth transition of her responsibilities within the organization and to her successor. In connection with Ms. McKee's resignation, and in accordance with the Transition Agreement, for a period of five months beginning August 1, 2013 the Bank paid her a monthly consulting fee of $30,000 and a one-time payment of $120,000 on January 2, 2014. During 2013, there were no other related party transactions between the Company and any of its directors, executive officers and/or their related interests, except for the loans and deposits discussed above.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's common stock, to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC, and the Company is required to disclose in this proxy statement any late filings or failure to file.
The Company believes that, based solely on a review of the copies of such reports furnished to it and written representations that no other reports were required during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during fiscal 2013.

PROPOSAL 2 - ADVISORY VOTE ON COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Act, we are including in this proxy statement and will present at the annual meeting a non-binding shareholder vote to approve the compensation of our executives, as described in the proxy statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say on pay” vote, gives shareholders the opportunity to endorse or not endorse the compensation of the Company's executives as disclosed in this proxy statement. This proposal will be presented at the annual meeting as a resolution in substantially the following form:

RESOLVED, that the compensation of the named executive officers described in the Company's proxy statement in the Compensation Discussion and Analysis section and the tabular disclosure regarding named executive officer compensation together with the accompanying narrative disclosure, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, is hereby approved.

As an advisory vote, this proposal is non-binding and may not be construed as overruling a decision by the Board or creating or implying any change to the fiduciary duties of the Board, nor will it affect any compensation previously paid or awarded to any executive. Although the vote is non-binding, the Board of Directors values the opinions of the Company's shareholders and will take into account the outcome of the vote when considering future compensation decisions.

The Dodd-Frank Act requires that at least once every six years we hold a non-binding, advisory vote on the frequency of future say-on-pay votes, with shareholders having the choice of every year, every two years or every three years. We held our first frequency vote in 2011, and the most votes were received for a frequency of every year. Our Board of Directors determined, in light of those results, that we will include a say-on-pay vote in our annual meeting proxy materials every year until the next required frequency vote is held.

As described in the Compensation Discussion and Analysis section of this proxy statement, we design our compensation program to retain, attract and develop the best people available, and to link compensation to performance. The Board of Directors believes that our compensation programs achieve this objective, and therefore recommends that shareholders vote “FOR” this proposal.
PROPOSAL 3 - RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors renewed the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the 2014 fiscal year and is soliciting your ratification of that selection. Your ratification of the Audit Committee's selection of Ernst & Young LLP is not necessary because the Audit Committee has responsibility for selection of our independent registered public accounting firm. However, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future. It is anticipated that a representative of Ernst & Young LLP will be present at the annual meeting of shareholders and will have the opportunity to make a statement or respond to any appropriate questions that shareholders may have.

The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as ViewPoint Financial's independent registered public accounting firm for the year ending December 31, 2014.

SHAREHOLDER PROPOSALS
In order to be eligible for inclusion in the Company's proxy materials for next year's annual meeting of shareholders, any shareholder proposal to take action at the meeting must be received at the Company's executive office at 1309 W. 15th Street, Plano, Texas 75075 no later than December 15, 2014. All shareholder proposals submitted for inclusion in the Company's proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and, as with any shareholder proposal (regardless of whether included in the Company's proxy materials), the Company's Charter and Bylaws.

In addition to the deadline and other requirements referred to above for submitting a shareholder proposal to be included in the Company's proxy materials for its next annual meeting of shareholders, the Company's bylaws require a separate notification to be made in order for a shareholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in the Company's proxy materials for the meeting.  In order to be eligible for presentation at the Company's next annual meeting of shareholders, written notice of a shareholder proposal containing the information specified in Article I, Section 6 of the Company's bylaws must be received by the Secretary of the Company not earlier than the close of business on January 19, 2015 and not later than the close of business on February 18, 2015.  If, however, the date of the next annual meeting is before April 29, 2015 or after July 18, 2015, the notice of the shareholder proposal must instead be received by the Company's Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.

OTHER MATTERS
The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

REVOCABLE PROXY
ViewPoint Financial Group, Inc.

YOUR VOTE IS IMPORTANT!
PROXY VOTING INSTRUCTIONS

Shareholders of record may vote:
1. By Telephone (using a Touch-Tone Phone); or
2. By Internet; or
3. By Mail; or
4. In person at the annual meeting.

To Vote by Telephone:

Call 1-855-663-1446 Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., Eastern Standard Time, May 19, 2014.

To Vote by Internet:

Go to https://www.rtcoproxy.com/vpfg prior to 3 a.m., Eastern Standard Time, May 19, 2014.

Please note that the last vote received from a shareholder will be the vote counted.

Mark here to enroll in our Electronic Access Program. ☐

Mark here if you plan to attend the meeting. ☐

Mark here for address change. ☐

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Comments:

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

ViewPoint Financial Group, Inc.'s Notice of Annual Meeting, proxy statement and 2013 Annual Report on Form 10-K are available on the Internet at http://www.vpfgproxy.com.

FOLD HERE IF YOU ARE VOTING BY MAIL
PLEASE DO NOT DETACH

[X] **PLEASE MARK VOTES AS IN THIS EXAMPLE**

	For	With-hold	For All Except
1. To elect the following director nominees for the term indicated:	☐	☐	☐

Nominees: (01) James Brian McCall (Through 2017)
(02) Karen H. O'Shea (Through 2017)

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

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To transact such other business as may properly come before the meeting, or any adjournments thereof.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

The above signed acknowledge(s) receipt from ViewPoint Financial Group, Inc. prior to the execution of this proxy of the Notice of Annual Meeting and a Proxy Statement dated April 14, 2014.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above ____________ Co-holder (if any) sign above

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

VIEWPOINT FINANCIAL GROUP, INC. — ANNUAL MEETING, MAY 19, 2014

You can vote in one of the following ways:

1. Call **toll free 1-855-663-1446** on a Touch-Tone Phone. There is **NO CHARGE** to you for this call.

or

2. Via the Internet at **https://www.rtcoproxy.com/vpfg** and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

or

4. Attend the annual shareholder meeting and vote in person.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

ViewPoint Financial Group, Inc.

ANNUAL MEETING OF SHAREHOLDERS
May 19, 2014
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The signer(s) on the reverse side hereby appoint(s) the Board of Directors of ViewPoint Financial Group, Inc., with full powers of substitution, to act as attorneys and proxies, to vote all shares of common stock of ViewPoint Financial Group, Inc. which the signer(s) is/are entitled to vote at the Annual Meeting of Shareholders ("Meeting") to be held on May 19, 2014 in the Dallas Room on the 3rd Floor of ViewPoint Bank's offices located at 1201 W. 15th Street, Plano, Texas, at 4:00 p.m., Central Time. The Board of Directors is authorized to cast all votes to which the signer(s) is/are entitled as indicated on the reverse side.

This proxy will be voted as directed, but if this proxy is signed and dated and no instructions are specified, this proxy will be voted for proposals 1, 2 and 3 as set forth on the reverse side. Should a nominee be unable to serve as a director, an event that we do not anticipate, the persons named in this proxy reserve the right, in their discretion, to vote for a substitute nominee designated by the Board of Directors of ViewPoint Financial Group, Inc. If any other business is presented at the Meeting, this proxy will be voted by the majority of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.

Should the signer(s) be present and elect to vote at the Meeting or at any adjournment thereof, and after notification to the Secretary of ViewPoint Financial Group, Inc. at the Meeting of the signer(s') decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of ViewPoint Financial Group, Inc. at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

INTERNET INFORMATION

If you wish to enroll in our Electronic Access Program to receive future ViewPoint Financial Group, Inc. annual reports and proxy statements via the Internet, you may check the box on the reverse side authorizing our transfer agent to code your account for future mailings.

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